Asset Management Fund Large Cap Equity Institutional Fund, Inc.
June 30, 2004

Shareholders Voting Results (Unaudited):

The annual Meeting of Shareholders of the Asset Management
Fund Large Cap Equity Institutional Fund, Inc., was held on
April 22, 2004, at which the shareholders voted on two proposals. The proposals and the results of the voting are set forth below.

A-Election of Directors-The first proposal concerned the election of three directors to serve a term of office of three years each:




Expiration
of Term



Votes For
% of Shares Present Voted For

% of Shares Outstanding Voting
James R. Coyle
2007
667,288
100%
96%
Joseph R. Ficalora
2007
667,288
100%
96%
Charles M. Sprock
2007
667,288
100%
96%

In addition, Messrs. Ralph F. Brouty, Robert P. Capone, Chris
C. Gagas, Michael R. Kallet, Stephen J. Kelly, Robert E.
Kernan, Jr., Joseph L. Mancino, William A. McKenna, Jr.,
Clifford M. Miller, Vincent F. Palagiano, continue as members of the Board of Directors.

B-Ratification of Independent Auditors-The second proposal concerned the ratification of the selection of Ernst & Young LLP as Independent Auditors of the Fund for the fiscal year ending December 31, 2004. The results of the voting for the proposal were 667,288 for, 0 against, and 0 abstaining. The percentage of shares present voted for the proposal was 100%. The percentage of shares outstanding voting was 96%.